Exhibit 10.6

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (“Agreement”) is made by and between Jeffrey Jacob (“Employee”) and Cancer Prevention Pharmaceuticals, Inc. (“Company” or “Employer”). Employee and Employer shall be referred to herein collectively as the “Parties” or individually to as a “Party.”

RECITALS

WHEREAS, Employee has been employed as the Chief Executive Officer of the Company;

WHEREAS, Employee’s employment with the Company has been governed by an Employment Agreement dated January 1, 2019, as amended by the Addendum to Employment Agreement dated January 1, 2022 (collectively, the “Employment Agreement”), and an Employee Intellectual Property, Confidentiality, and Non-Compete Agreement (“Restrictive Covenant Agreement”) effective January 24, 2011;

WHEREAS, the Company has entered into an Agreement and Plan of Merger with Panbela Therapeutics, Inc. (“Panbela”), and other parties dated February 21, 2022 (“Merger Agreement”) under which the Company will merge into a subsidiary of Panbela (“Transaction”);

WHEREAS, in accordance with Section 1.06 of the Merger Agreement, Employee will be elected as a Company Appointed Director of Canary Merger Holdings, Inc., a direct wholly owned subsidiary of Panbela following the closing of the Transaction, and shall receive additional benefits in connection with the consummation of the Transaction;

WHEREAS, in accordance with Section 3(D) of the Employment Agreement, the Company is electing to terminate the Employee’s employment as of immediately prior to the Closing of the Transaction (the “Separation Date”) and this Agreement shall be entered into and effective as of the Closing Date (as defined in the Merger Agreement);

WHEREAS, the Parties wish to enter into this Agreement as a means of acknowledging Employee’s prior service to the Company, and to facilitate a smooth transition for Employee and an amicable separation of the Parties relationship to date, by resolving all Claims (as defined below) that Employee may have against Employer and any of the Released Parties (as defined below), including, but not limited to, any proceeding and all Claims arising out of or in any way related to Employee’s employment with or separation from Employer.

NOW, THEREFORE, in consideration of the mutual promises made herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.    Separation Arrangements.

(a)    Base Salary. Employee will continue to be paid Employee’s base salary, less applicable withholdings for federal, state and local taxes, in accordance with the Company’s regular payroll practices through the Separation Date.

(b)    Severance Payment. In addition to the various benefits provided to Employee pursuant to the Merger Agreement, including his continued involvement with the Company, and in exchange for Employee agreeing to the terms of this Agreement, the Company will pay Employee (i) all Accrued Obligations (as defined in the Employment Agreement), (ii) one times the Employee’s Base Salary (as defined in the Employment Agreement) ($350,000), and (iii) one times the amount of bonus, if any, paid to Employee for the 2021 fiscal year (with the payments under subsections (ii) and (iii) collectively, the “Severance Payment”).

(c)    Benefits. Employee's participation in the Company's employee benefit programs and plans will cease on the date on which Employee becomes ineligible for benefits as dictated by the terms governing such employee benefit plan or program, which may be the Separation Date or the end of the month following the Separation Date. Subject to employee signing and not revoking this Agreement and continuing to comply with the terms of this Agreement, after such date, if Employee timely and properly elects COBRA continuation coverage, the Company will either pay directly to Insperity, or reimburse Employee directly, for the employer’s portion of the premium payments paid for COBRA continuation coverage for 12 months following the Separation Date.

(d)    Conditions. The Company’s Severance Payment will be conditioned upon (i) Employee timely executing and not revoking this Agreement, (ii) Employee continuing to comply with the terms of this Agreement and the Restrictive Covenant Agreement, and (iii) the Company’s (or a designated affiliate of Parent to support the Company) closing (the “Closing”) of an additional round of material financing following the closing of the Transaction. Buyer must pay the Severance Payment in a lump sum on or before: (i) the date 60 days following the Closing Date (the “Early Payment Date”); or (ii) if, on or before the Early Payment Date, Buyer has not obtained, cumulatively, at least $10MM in additional financing (the “Post-Closing Financing”), the date 3 business days after the date on which Buyer obtains the Post-Closing Financing; or (iii) if Buyer does not obtain the Post-Closing Financing on or before the date 5 business days before the 2-year anniversary of the Closing, the date 2 years after the Closing..

(e)    Acknowledgements. Employee acknowledges and agrees that, other than as set forth in these Paragraphs 2(a), 2(b), and 2(c), Employee is not entitled to and will not be entitled to any other compensation or benefits of any kind or description from the Company in connection with his employment and the termination of his employment. The Severance Payments and benefits continuation described in Paragraphs 2(b) and 2(c) constitute the total severance or termination payments to be paid to Employee by the Company and is in lieu of any and all payments and/or other consideration of any kind which at any time has been the subject of any prior discussion, representations, inducements or promises, oral or written, direct or indirect, contingent or otherwise, including without limitation any post-termination payments outlined in the Employment Agreement. The Severance Payments and benefits continuation are in addition to anything else of value Employee would receive if Employee did not sign this Agreement or signed and then revoked this Agreement.

2.    Acknowledgement of Notice of Termination. Employee acknowledges and agrees that he has received notice of termination, and such notice has fulfilled the Notice of Termination requirements as defined in Section 3(E) of the Employment Agreement. Employee acknowledges and agrees he is waiving any further Notice of Termination required under the Employment Agreement.

3.    Resignations. Employee acknowledges and agrees that he has resigned effective as of the Separation Date from any positions with the Company, including as a manager, officer, director, or fiduciary of the Company or any related entity, except as contemplated by the Merger Agreement, and will promptly cooperate in the execution of the appropriate documents to effect the resignation as requested by the Company.

4.    Acknowledgment of No Equity Interests. Upon giving effect to the transactions contemplated by the Merger Agreement, the Employee acknowledges and agrees that he does not have any rights with respect to any equity or equity-based interests in the Company or any other Released Party (as defined below) except for equity, warrant, or options that are in the Merger Agreement Disclosure Letter and the final Consideration Spreadsheet provided by the Companies to the Transfer Agent and Shareholder Representative. This includes the Employee individually and/or entities for which Employee held a financial interest, prior to this Release.

5.    General Release. In consideration of the obligations of the Company set forth herein and other good and valuable consideration, all of which Employee agrees Employee would not be entitled without executing this Agreement, Employee, on behalf of himself and his family, heirs, spouse, agents, executors, administrators, legal representatives and their respective successors and assigns (each, a “Releasing Party” and collectively, the “Releasing Parties”), releases and discharges the Company and its parents, subsidiaries, affiliates and affiliated funds, and their respective present and former partners, members, directors, officers, principals, shareholders, employees, agents, attorneys, successors and assigns, in their individual and representative capacities (each, a “Released Party” and collectively, the “Released Parties”), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever, whether or not now known, suspected or claimed, which Employee and all of the other Releasing Parties have, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date this Agreement is executed (“Claims”), including, without limitation, Employee's employment by the Company and the termination thereof, Employee's wages, compensation, bonus, expenses, and/or employee benefits, and all matters currently capable of being known arising under any federal, state or local statute, rule, regulation or principle of contract law (whether oral or written, express or implied), tort law or common law, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, Arizona wage laws, Arizona equal pay laws, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act, Arizona right to work laws, Arizona employee drug testing laws, the Arizona Medical Marijuana Act, Arizona genetic testing laws, the Arizona criminal code, all state or local whistleblower protection statutes, codes, or regulations, and any and all local laws that can be legally waived. Notwithstanding the foregoing, nothing in this Agreement will: (a) affect any vested employee benefits to which Employee may be entitled under any existing employee benefit plans of the Company, (b) prohibit Employee from enforcing this Agreement, or (c) waive any claim that may not be waived under applicable law. This provision does not release the Released Parties from obligations to perform under this Agreement or the Merger Agreement.

6.    No Pending Actions and Covenant Not to Sue. Employee represents and warrants to the Company that Employee is the sole owner of all of the Claims and has not sold, assigned, transferred or otherwise disposed of or encumbered any of the Claims. Employee further represents and warrants that Employee has not filed or initiated, or caused to be filed or initiated, any complaint, claim, charge, or cause of action of any type on his behalf against any of Released Parties in any federal or state court or with any federal, state or local governmental agency. Employee agrees that Employee will not file or initiate, or cause to be filed or initiated, any complaint, claim, charge, or cause of action of any type on his behalf against any of Released Parties in any federal or state court or with any federal, state or local governmental agency. Employee further agrees not to be a member of any class action in any court or before any governmental agency or in any private forum seeking relief against any of Released Parties based on or arising out of any of the Released Claims and waives any right to, and agrees that Employee will not accept, any monetary relief or any other form of relief as a result of any such class action.

7.    Certain Governmental Agency Matters. Employee’s general and specific release of all Claims and covenant not to sue above shall not prevent Employee from filing charges with the United States Equal Employment Opportunity Commission, any state or local government fair employment practices agency or the National Labor Relations Board, or claims with the Securities and Exchange Commission, and shall not prevent Employee from participating in any investigation by any such agencies. However, to the maximum extent permitted by law, Employee hereby waives, on behalf of Employee and each other Releasing Party, any and all right to, and agrees that Employee and the Releasing Parties will not accept, any monetary recovery or any other relief of any type from any of the Released Parties which Employee or any other Releasing Party might obtain as a result of, or in any way arising out of, such filing or participation that involves, concerns, grows out of or in any way relates to any of the Claims (other than any award issued by a government agency based on Employee’s participation in any investigation).

8.    Additional Acknowledgements. Employee acknowledges, that as of the date of this Agreement, Employee has been compensated for all hours worked during Employee's employment with the Company. Employee represents and warrants that Employee has, to Employee’s knowledge, suffered no injury or illness arising out of the course of Employee’s employment.

9.    No Knowledge of Improper Conduct. Employee represents and warrants that Employee (i) has not reported any alleged improper conduct or activity to the Company or any of its affiliates, (ii) has no knowledge of any such conduct or activity and (iii) has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of its affiliates.

10.    Confidentiality. The Parties agree to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement except for the fact that the Employee is no longer employed by the Company effective as of the Separation Date, and the consideration for this Agreement.

11.    Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of the Company or any of its affiliates and agrees to refrain from any tortious interference with the contracts and relationships of the Company or any of its affiliates. Senior Management of the company agrees to refrain from any disparagement, defamation, libel, or slander of the Employee and agrees to refrain from any tortious interference with the contracts and relationships of the Employee.

12.    Return of Property. Employee represents and warrants that as of the date of termination of his employment with the Company, Employee returned all property of the Company or any of its affiliates assigned or otherwise provided to Employee (including, without limitation, all computer equipment, cellular phones, credit and debit cards and keys and access cards or fobs to any facility at which the Company or any of its affiliates has operations). Employee represents and warrants that Employee has not taken from the Company or any of its affiliates any other property of the Company or any of its affiliates (including the originals and/or any copies of any information provided to or acquired by Employee in connection with the performance of work for the Company or any of its affiliates (including all files, correspondence, communications, memoranda, emails, records, manuals, and all other documents, no matter how produced or reproduced, computer programs, software, and files containing confidential information and any other information, and all usernames and passwords for all software and internet accounts and programs)), it being acknowledged and agreed by Employee that all such property is the sole and exclusive property of the Company and its affiliates.

13.    Consideration Period; Revocation. Employee hereby acknowledges that the Company has informed the Employee that the Employee has up to twenty-one (21) days to sign this Agreement and Employee may knowingly and voluntarily waive that twenty-one (21) day period by signing this Agreement earlier. Employee also understands that Employee shall have seven (7) days following the date on which Employee signs this Agreement within which to revoke it by providing a written notice of Employee’s revocation to the Company as set forth in Section 14.

14.    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing, and, except as otherwise provided in this Agreement, shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent:

(a)	To the Employee at the address set forth below such Employee’s signature hereto.

(b)	To the Company or to such other address of a Party as may have been provided by written notice pursuant to this Section 14 by such Party to the other Parties.

15.    Recommendation to Seek Counsel. Employee acknowledges that Employee has read this Agreement, that Employee has been advised that the Employee should consult with an attorney before the Employee executes this Agreement, and that Employee understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

16.    Revocation; Effective Date. This Agreement shall take effect on the eighth (8th) day following Employee’s execution of this Agreement (the “Effective Date”) unless Employee’s written revocation is delivered to the Company within seven (7) days after such execution. If delivered by mail, the written revocation must be (1) postmarked within the seven (7)-day period; (2) properly addressed to the Company; and (3) sent by certified mail return receipt requested. For the avoidance of doubt, Employee’s employment is terminated as of immediately prior to the Closing, regardless of whether Employee executes or revokes this Agreement, and the Severance Payment set forth above shall not be provided until after the Effective Date and all conditions for the payment of such Severance Payments have been satisfied.

17.    Miscellaneous. Employee acknowledges that this Agreement will be subject to the governing law, venue, jurisdiction, and interpretation provisions set forth in Section 10 of the Employment Agreement, which are hereby incorporated by reference as if fully set forth herein.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the respective dates set forth below.

CANCER PREVENTION PHARMACEUTICALS, INC.

Dated: June 15, 2022		/s/ Andrew Levitch
	By:	Andrew Levitch
	Title:	Chief Financial Officer

JEFFREY JACOB

Dated: June 15, 2022		/s/ Jeffrey Jacob

Address: